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                        Manulife Financial Securities LLC

                                 CODE OF ETHICS

1.   Definitions

     1.1 Program. As used in this Code, "Program" shall mean, an investment advisory program or product sponsored by Manulife Financial Securities LLC ("MFSLLC"), including Manulife Private Account.

     1.2 Trust. As used in this Code, "Trust" shall mean Manufacturers Investment Trust, a Massachusetts business Trust registered as an open-end diversified investment company under the Investment Company Act of 1940 (the "1940 Act").

     1.3 Access Person. As used in this Code, the term "access person" shall mean any director, officer, general partner or advisory person of MFSLLC.

     1.4 Advisory Person. As used in this Code, the term "advisory person" shall mean:
(i) any employee of MFSLLC or any company in a control relationship to MFSLLC who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a covered security by or for the Trust or for the Program, or whose functions relate to the making of any recommendations with respect to such purchases or sales including any "Investment Person" as defined below; and
(ii) any natural person in a control relationship to MFSLLC who obtains information concerning recommendations made to the Trust or for the Program with regard to the purchase or sale of a covered security; and (iii) any employee of MFSLLC or a company in a control relationship to MFSLLC who may, from time to time, be designated an advisory person by the Executive Vice President for the Program.

     1.5 Active Consideration. A covered security will be deemed under "active consideration" when a recommendation to purchase or sell a covered security has been made and communicated to the person or persons ultimately making the decision to buy or sell the covered security. A covered security will also be deemed under "active

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consideration" whenever an Advisory Person focuses on a specific covered security and seriously considers the recommendation to buy or sell the covered security to the Trust or the Program.

     A covered security will be deemed under "active consideration" until the Trust or the Program implements or rejects the recommendation.

     A covered security will not be deemed under "active consideration" if the covered security is being reviewed only as part of a general industrial survey or other broad monitoring of the securities market.

     1.6 Beneficial Ownership. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("1934 Act") in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

     1.7 Control. "Control" shall have the same meaning as that set forth in
Section 2(a)(9) of the Investment Company Act.

     1.8 Covered Security. "Covered Security" shall mean a security as defined in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities issued by the Government of the United States, high quality, short term debt securities1, including repurchase agreements, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies (i.e., mutual funds).

     1.9 Covered Security Held or to be Acquired by the Trust or the Program. "Covered security held or to be acquired by the Trust or the Program" shall mean
(i) any covered security which, within the most recent 15 days is or has been held by the Trust or the Program or is being or has been considered by any of the Trust's or the Program's sub-advisers for recommendation to the Trust or the Program and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, such a covered security.

     1.10 Initial Public Offering. Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.

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1 High quality, short term debt securities means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.


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     1.11 Investment Person. As used in this Code, the term "Investment Person"
shall mean (i) any employee of MFSLLC or of any company in a control relationship to MFSLLC, who in connection with his or her regular functions or duties, makes or participates in making recommendations or obtains information on recommendations, regarding the purchase or sale of securities for the Trust or the Program or (ii) any natural person who controls MFSLLC who obtains information concerning recommendations made to the Trust or the Program regarding the purchase or sale of securities by the series.

     1.12 Portfolio Manager. As used in this Code, the term "Portfolio Manager" shall mean the person or persons with the direct responsibility and authority to make investment decisions affecting any series of the Trust or the Program.

     1.13 Private Placement. A private placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

     1.14 Purchase or Sale of a Covered Security. "Purchase or sale of a covered security" includes, inter alia, the writing of an option to purchase or sell a covered security.

     1.15 Supervisory Person. The General Counsel of MFSLLC or his or her designee.

     1.16 Additional Definitions. All other terms used in this Code shall be defined by reference to the 1940 Act or the 1934 Act.

2.   Purpose of the Code.

     2.1 This Code establishes rules of conduct for access persons of MFSLLC and is designed to govern the personal securities activities of access persons. In general, in connection with personal securities transactions, access persons should (1) always place the interests of the Trust's or the Program's client's first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility; and (3) not take inappropriate advantage of their positions.


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     2.2 The Code is designed to prevent certain practices by access persons in connection with the purchase or sale, directly or indirectly, by such access persons of securities held or to be acquired by the Trust or the Program. These include:

     (a) employing any device, scheme or artifice to defraud the Trust or the Program;

     (b) making any untrue statement of a material fact to the Trust or the Program or omitting to state a material fact necessary in order to make the statements made to the Trust or the Program, in light of the circumstances under which they are made, not misleading;

     (c) engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Trust or the Program;

     (d) engaging in any manipulative practice with respect to the Trust or the Program; or

     (e) misusing material, non-public information obtained by such access person in his or her capacity as an access person of MFSLLC.

3.   Pre-Clearance.

     3.1 All Investment Persons must pre-clear all personal securities transactions involving Covered Securities. A transaction must not be executed until the Investment Person has received the necessary approval. Pre-clearance is valid only on the day it is given. If a transaction is not executed on the day pre-clearance is granted, it is required that pre-clearance be sought again on a subsequent day (i.e., open orders, such as limit orders, good until cancelled orders and stop-loss orders, must be pre-cleared each day until the transaction is effected). In connection with obtaining approval for any personal securities transaction, Investment Persons must describe in detail any factors which might be relevant to an analysis of the possibility of a conflict of interest. Any trade that violates the pre-clearance process may be unwound at the Investment Person's expense, and the employee will be required to absorb any resulting loss and to disgorge any resulting profit.

     3.2 These requirements shall not apply to purchases and sales specified in
Section 5 of this Code.

4.   Prohibited Purchase and Sales.

     4.1 No access person shall purchase or sell, directly or indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is currently under active consideration for purchase or sale by the Trust



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or the Program; provided that for purposes of this section a covered security shall be deemed to be under active consideration until five business days shall have elapsed from the date the Trust or the Program ceased activity in the purchase or sale of such covered security.

     4.2 No Portfolio Manager shall purchase or sell, directly or indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven calendar days before and after the particular series of the Trust that he or she manages, or the Program, trades in that covered security.

     4.2 No Investment Person shall purchase or sell, directly or indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven calendar days before and after the particular series of the Trust or the Program that he or she manages, trades in that covered security.

     4.3 No Investment Person shall acquire any securities in an initial public offering for his or her personal account.

     4.4 No Investment Person shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement without the prior approval of the Supervisory Person. This approval shall take into account whether the investment opportunity should be reserved for the Trust or the Program, whether the opportunity is being offered to an individual by virtue of his or her position with the Trust or the Program and any other relevant factors. If an Investment Person has purchased a covered security in a private placement, then
(a) such Investment Person must disclose his or her ownership of the covered security if he or she has a material role in a Trust's or Program's subsequent consideration to purchase the covered security and (b) a Trust's or a Program's decision to purchase the covered security will be reviewed by at least two other Investment Persons with no personal interest in the issuer.

     4.5 No Investment Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) covered securities of which such Investment Person has beneficial ownership within 60 calendar days.

     4.6 These prohibitions shall apply to the purchase or sale by any access person of any convertible covered security, option or warrant of any issuer whose underlying securities are under active consideration by the Trust or the Program.

     4.7 Any profits realized on transactions prohibited by this Section 3 shall be paid, as applicable, to the affected series of the Trust or to the Program or to a charitable organization designated by the Board of Managers of MFSLLC.


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     4.8 These prohibitions shall not apply to purchases and sales specified in
Section 5 of this Code.

5.   Exempt Transactions.

     The prohibitions in Section 3 of this Code shall not apply to the following transactions by access persons;

     (a) purchases or sales effected in any account over which an access person has no direct or indirect influence or control;

     (b) purchases or sales of securities which are not eligible for purchase or sale by the Trust or the Program;

     (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     (d) purchases or sales which are non-volitional on the part of either the access person or the Trust or the Program;

     (e) purchases which are part of an automatic dividend reinvestment plan;

     (f) purchases or sales approved by a majority vote of those directors of MFSLLC having no interest in the transaction (or by another designated person or body not involved in the transaction) upon a showing of good cause. Good cause will be deemed to exist where unexpected hardship occasions the need for additional funds. A change in investment objectives will not be deemed "good cause" and

     (g) purchases or sales approved by a majority vote of those directors of MFSLLC having no interest in the transactions (or by another designated person or body not involved in the transaction) where the purchases and sales have only a remote potential of harming the Trust or the Program because (1) such transactions are in a highly institutionalized market and would have little effect on such market; or (2) such transactions clearly are not related economically to the securities to be purchased, sold or held by the Trust or the Program.

6.   Prohibited Business Conduct.

     6.1 No access person shall, either directly or indirectly;

     (a) engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with MFSLLC or any company in a control relationship to MFSLLC;

     (b) communicate non-public information about security transactions of the Trust or Program whether current or prospective, to anyone unless necessary as part of the regular course of the Trust's or the Program's business. Non-public information regarding particular securities, including reports and recommendations of MFSLLC or any sub-


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adviser to the Trust or the Program, must not be given to anyone who is not an officer, director or Investment Person of MFSLLC without prior approval of the Supervisory Person.

     (c) accept a gift, favor, or service of more than de minimis value from any person or company which, to the actual knowledge of such access person, does business or might do business with the Trust or the Program, MFSLLC, any sub-adviser to the Trust or the Program, or The Manufacturers Life Insurance Company (U.S.A.) or its affiliates;

     (d) buy or sell any security or any other property from or to the Trust or the Program, provided that this item shall not be construed to prohibit a person from being a policy owner of a variable annuity or life insurance policy which is issued or funded by a company affiliated with MFSLLC.

     6.2 No Investment Person shall serve on the board of directors of any publicly traded company without prior authorization from the Supervisory Person based upon a determination that such board service would be consistent with the interests of the Trust or the Program and its clients. Any Investment Person so authorized to serve as a director will be isolated from other persons making investment decisions for the Trust or the Program through a "Chinese Wall" or other procedures.

7.   Reporting.

     Initial and Annual Reporting

     7.1 Every access person shall provide to the board of directors of MFSLLC within 10 days after becoming an access person and annually thereafter a report listing all covered securities in which he or she has any direct or indirect beneficial ownership in the covered security; provided, however, that an access person shall not be required to make a report with respect to securities held in an account over which he or she has no direct or indirect influence or control. The information in the annual report must be current as of a date no more than 30 days before the report is filed.

     7.2 The report required by Section 6.1 shall include the title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership when the person became an access person; the name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and the date that the report is submitted by the access person.

     Quarterly Reporting


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     7.3 Within 10 days after the end of a calendar quarter, an access person shall report to the board of managers of MFSLLC any transaction during the quarter in a covered security in which he or she had, or by reason of such transaction acquired, any direct or indirect beneficial ownership; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which he or she has no direct or indirect influence or control.

     7.4 Any quarterly transaction reports required by section 6.3 shall state:

     (a) the title and number of shares, the interest rate and maturity date (if applicable) and the principal amount of the covered security involved;

     (b) (if applicable) the date and nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition) or the date the account was established;

     (c) the price at which the transaction was effected;

     (d) the name of the broker, dealer or bank with or through whom the transaction was effected or with whom the access person established or maintained the account.

     (e) The date that the report is submitted by the access person.

     7.5 Within 10 days after the end of a calendar quarter, an access person shall report to the board of managers of MFSLLC with respect to any account established by the access person in which securities were held during the quarter for the direct or indirect benefit of the access person; provided, however, that an access person shall not be required to make a report with respect to any securities held in any account over which he or she has no direct or indirect influence or control. Any such quarterly account report shall include the name of the broker, dealer or bank with whom the access person established the account; the date the account was established; and the date that the report is submitted by the access person.

     7.6 An access person need not make a quarterly transaction report or the quarterly account report if the report would duplicate information contained in broker trade confirmations or account statements received by MFSLLC with respect to the access person in the time required, if all of the required information is contained in the broker trade confirmations or account statements or in the records of MFSLLC.


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     Disclaimer of Beneficial Ownership

     7.7 Any report required by this Section 6 may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission by the access person making the report that he or she has any direct or indirect beneficial ownership in the covered security to which the report relates.

     Annual Access Person Certification

     7.8 Each access person shall certify annually that he or she has read and understood the Code and recognizes that he or she is subject to the Code. Further, each access person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Annual Reports to the Board of Managers of MFSLLC

     7.9 At least annually, MFSLLC shall report to the Board of Managers regarding:

         (a) All existing procedures concerning personal trading activities and any procedural changes made during the past year;

         (b) any recommended changes to the Code or procedures; and

         (c) any issues arising under the Code since the last report to the Board of Managers, including, but not limited to, information about any material violations of the Code and any sanctions imposed in response to the material violations.

Annual Certification to the Board of Trustees of the Trust

     7.10 At least annually, MFSLLC shall certify to the Board of Trustees of the Trust that it has adopted procedures reasonably necessary to prevent access persons from violating the Code.

8.   Reports of Violations and Sanctions

     8.1 Every access person aware of any violation of this Code shall report the violation to the Supervisory Person in an expedient fashion.

     8.2 Upon learning of a violation of this Code, MFSLLC may impose any sanctions as it deems appropriate under the circumstance, including, but not limited to, letters of reprimand, suspension or termination of


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employment, disgorgement of profits and notification to regulatory authorities in the case of Code violations which also constitute fraudulent conduct. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Managers of MFSLLC with respect to whose securities the violation occurred.


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                       MANULIFE FINANCIAL SECURITIES, LLC

                         POLICY STATEMENT AND PROCEDURES
                               ON INSIDER TRADING

SECTION I.   POLICY STATEMENT ON INSIDER TRADING

     Manulife Financial Securities, LLC ("MFSLLC") forbids any Access Person (as defined in the MFSLLC Code of Ethics) from trading in securities, either personally or on behalf of others, including mutual funds or other clients managed by MFSLLC, on the basis of material nonpublic information and from communicating such information to others in violation of the law. This conduct is frequently referred to as "insider trading." Because insider trading is unlawful and undermines investor confidence in the fairness and integrity of the securities markets, it is imperative that all Access Persons understand and comply with insider trading prohibitions.

     MFSLLC's policy statement on insider trading applies to every Access Person and extends to activities within and outside each Access Person's duties at MFSLLC. Every Access Person must read and retain this policy statement. Any questions regarding MFSLLCs' policy and procedures should be referred to the U.S. Law Department.

     While the term "insider trading" is not defined in the federal securities laws, it is generally understood to include the following prohibited conduct:

1) trading by an insider, while in possession of material nonpublic information, in breach of a duty of trust or confidentiality;

2) trading by a non-insider, while in possession of material nonpublic information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential,

3) communicating ("tipping") material nonpublic information to others who trade, or

4) misappropriating material nonpublic information for securities trading purposes, in breach of a duty of confidentiality owed to the source of the information.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the U.S. Law Department.

1. Who is an "Insider"?

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     The concept of "insider " is broad. It includes officers, directors and employees of a company. In addition, a person may be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Temporary insiders may include, among others, a company's outside attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, MFSLLC may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, in order for a non-insider to be considered an insider of a company, the company must expect the non-insider to keep the disclosed nonpublic information confidential and/or the relationship between the company and the non-insider must at least imply such a duty.

2. What is "Material Information"?

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

     Information that is likely to be, and that Access Persons should review carefully to determine whether it is, material includes, but is not limited to:

     . earnings and dividend information, expectations and estimates;

     . significant merger, joint-venture or acquisition proposals or agreements;

     . major write-downs or write-offs of assets;

     . significant expansion or curtailment of operations;

     . significant new products, services or research developments;

     . defaults on senior securities or liquidity problems;

     . repurchase plans or calls of securities for redemption;

     . recapitalizations (e.g., stock splits);

     . changes in control or management;

     . changes in auditors or significant changes in accounting methods;

     . major litigation or governmental regulatory action; and

     . bankruptcy or insolvency.

     Material information does not have to relate to a company's business. For example, prepublication information regarding reports in the financial press likely to affect the market price of a security may be deemed material. Thus, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court upheld the criminal conviction of a Wall Street Journal reporter for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3. What is "Possession" of Material Nonpublic Information?


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     A rule adopted by the Securities and Exchange Commission ("SEC")
establishes that insider trading liability may be based on a person's knowing possession or awareness, rather than actual use, of material nonpublic information when trading in securities. In the SEC's view, the awareness standard "reflects the common sense notion that a trader who is aware of inside information when making a trading decision inevitably makes use of the information."

     Due to the breadth of the awareness standard, the rule provides two affirmative defenses to liability. Under the first affirmative defense, the trader must establish that the securities trading occurred pursuant to a binding, pre-existing contract, instruction or written plan adopted before the trader became aware of the inside information and specifying or containing a formula determining the amount and trading price of the securities traded and the trading date. In addition, the trader cannot have been in a position to exercise any influence over the trade, and any person having such influence must not have been aware of the inside information. Under the second affirmative defense, which is available only to a company or other entity, the company must establish that the individual making its investment decision was not aware of the inside information and that the entity had implemented reasonable policies and procedures to ensure that individuals acting on its behalf did not violate insider trading laws.

4. What is Nonpublic Information?

     In order for insider trading issues to arise, information must be "nonpublic" as well as "material." Information is nonpublic until it has effectively been made available to investors generally. An example of nonpublic information would be information provided by a company to a select group of analysts or institutional investors but not to the investment community at large.

     For non-public information to become public information, it must be disseminated to the marketplace through recognized, identifiable channels of distribution. To show that material information is public, an Access Person must be able to point to some fact verifying that the information has become generally available. For example, information would be considered public information if disclosed in:

     . a national business and financial wire service (Dow Jones or Reuters);

     . a national news service (AP or UPI);

     . a national newspaper ( The Wall Street Journal or The New York Times) or other publication of general circulation;

     . a report filed with the SEC; or

     . bulletins and research reports published by brokerage firms.

     If an Access Person is in possession of material non-public information with respect to a security, the Access Person must wait a sufficient period of time after the information is first publicly disclosed before trading in such security in order to allow the market as a whole to digest the information.


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5. Breach of Duty of Trust or Confidence.

     Generally, insider trading liability requires that there have been a breach of a duty of trust or confidence under either of two theories of liability.

     (i) Fiduciary Duty Theory

     In Chiarella v. U.S., 445 U.S. 22 (1980), the Supreme Court held that there must be a breach of a fiduciary or other relationship of trust and confidence before the law imposes a duty to disclose material non-public information or to refrain from trading while in possession of the information. A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his or her corporation on the basis of material non-public information. This conduct breaches a fiduciary duty owed by the officer to the shareholders of the corporation. In other words, while there is no general duty to disclose before trading on material nonpublic information, such a duty arises when there is a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose the information or refrain from trading. Non-insiders such as outside attorneys and accountants can acquire the fiduciary duties of insiders, that is, can become "temporary insiders," when they enter into a confidential relationship with a company through which they gain information.

     In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court addressed the communication or "tipping" of material non-public information by an insider to a non-insider (a "tippee"). Unlike an insider who has an independent fiduciary duty to a corporation and its shareholders, a tippee generally has no such relationship. The Court stated that a tippee is prohibited from trading only when the information has been disclosed to him or her improperly, that is, in breach of the insider-tipper's fiduciary duty to shareholders, and the tippee knows or should know that the disclosure has been improper. A tippee's duty to disclose or refrain from trading is thus derivative of the insider's duty. Moreover, in the "tippee" situation, the insider's breach of duty to shareholders occurs only if the insider personally benefits, directly or indirectly, from the disclosure of material non-public information. The benefit does not have to be pecuniary. It may be, for example, a reputational benefit that will translate into future earnings or an expectation of a quid pro quo from the tippee or the tippee's employer.

     (ii) Misappropriation Theory

     Under the "misappropriation" theory of liability, a non-insider may be liable for trading on the basis of material nonpublic information that was stolen or misappropriated from another person in breach of a duty owed to that person. The misappropriation theory has been applied to find insider trading violations by an employee of a financial printer, investment banking firm employees, and employees of law firms for trading in securities of an employer's corporate clients on the basis of misappropriated information. Similarly, as noted above, the Supreme Court in U.S. v. Carpenter found that a columnist


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defrauded the The Wall Street Journal when he traded in securities using prepublication information. It should be noted that the misappropriation theory may be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory and that liability may arise in the context of family or personal as well as business relationships.

     An SEC rule identifies three situations in which family or personal relationships create the duties of trust or confidence required for application of the misappropriation theory. These three situations, which are non-exclusive, consist of circumstances in which:

     . A person agrees to keep information in confidence;

     . The parties have a history, pattern or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the information expects that the recipient will maintain it in confidence; or

     . The person communicating the information is the spouse, parent, child or sibling of the recipient trader, unless the trader establishes, as an affirmative defense, that there was under the circumstances no history, pattern or practice giving rise to a reasonable expectation of, and no agreement or understanding to maintain, confidentiality.

6. Penalties for Insider Trading

     Penalties for trading on the basis of or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers or other controlling persons. A person may be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     . civil injunctions;

     . surrender or disgorgement of profits;

     . jail sentences for up to 10 years;

     . criminal fines up to $1,000,000 ($2,500,000 for companies and other entities);

     . civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

     . civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

     In addition, any violation of insider trading laws may be expected to result in serious sanctions by MFSLLC, including termination of employment.


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

SECTION II. PROCEDURES TO IMPLEMENT POLICY STATEMENT ON INSIDER TRADING

     The following procedures have been established to aid Access Persons of MFSLLC in avoiding insider trading, and to aid MFSLLC in preventing, detecting and imposing sanctions against insider trading. Every Access Person of MFSLLC must follow these procedures or risk serious sanctions, including termination of employment, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the U.S. Law Department.

1. Identifying Insider Information

     Before trading for yourself or others, including investment companies or private accounts managed by MFSLLC, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     i. Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially effect the market price of the securities if generally disclosed?

     ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the market place through publication in Reuters, The Wall Street Journal or other publications of general circulation?

     If, after consideration of these questions, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

     i.    Report the matter immediately to the U.S. Law Department.

     ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by MFSLLC.

     iii. Do not communicate the information inside or outside of MFSLLC, other than to the U.S. Law Department.

     iv. After the U.S. Law Department has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.


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

2. Personal Securities Trading

     Pursuant to the MFSLLC Code of Ethics, all Access Persons are required to submit to the U.S. Law Department a report of every securities transaction in which the Access Person acquires direct or indirect (e.g., through a spouse or minor child) beneficial ownership of securities. As provided in that Code, a person has beneficial ownership of securities if he or she meets both parts of the definition of the term "beneficial owner" set forth in Rules 16a-1(a)(1) and
(2) under the Securities Exchange Act of 1934, as amended.

3. Restricting Access to Material Nonpublic Information

     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within MFSLLC, except as provided in paragraph 1 above. In addition, care should be taken so that such information is kept secure. For example, files containing material nonpublic information should be sealed, and access to computer files containing material nonpublic information should be restricted.

4. Resolving Issues Concerning Insider Trading

     If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the forgoing procedures, or as to the propriety of any action, it must be discussed with the U.S. Law Department before trading or communicating the information to anyone.

SECTION III. SUPERVISORY PROCEDURES

     The role of the U.S. Law Department is critical to the implementation and maintenance of MFSLLC's policy statement and procedures on insider trading. Supervisory procedures may be divided into two classifications: (i) prevention of insider trading and (ii) detection of insider trading.

1. Prevention of Insider Trading

     To prevent insider trading, the U.S. Law Department should:

     i.    Answer questions regarding MFSLLC's policy and procedures;

     ii. Resolve issues of whether information received by an Access Person of MFSLLC is material and nonpublic;

     iii. Review on a regular basis, and update as necessary, MFSLLC's policy and procedures on insider trading;


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

     iv. Distribute MFSLLC's policy and procedures to all Access Persons on an annual basis; and

     v. When it has been determined that an Access Person of MFSLLC is in possession of material nonpublic information,

              1. implement measures to prevent dissemination of such
                 information, and
              2. if necessary, restrict Access Persons from
                 trading in securities.

2. Detection of Insider Trading

     To detect insider trading, the U.S. Law Department should:

     i.    Review the trading activity reports filed by each Access Person;

     ii. Review the trading activity of investment companies and private accounts managed by MFSLLC;

     iii.  Review trading activity in MFSLLC's own accounts; and

     iv. Coordinate the review of such reports with other appropriate officers, directors or employees of MFSLLC.

3. Reports to Management

     Promptly, upon learning of a potential violation of MFSLLC's Policy and Procedures on Insider Trading, the U.S. Law Department should prepare a written report to management providing full details and recommendations for further action.

               Administrative Procedures for the Code of Ethics of
                       Manulife Financial Securities, LLC

     Review of Securities Reports

     The following procedures will be followed regarding review of securities reports required to be filed pursuant to the Code of Ethics of Manulife Financial Securities, LLC ("MFSLLC"):

1. Each of these reports will be reviewed by the compliance officer for MFSLLC noted below, or his or her designee (the "Reviewer").

2. If the Reviewer finds:

(a) any securities transaction which he or she believes warrant further consideration,

(b) any reports that are not timely filed or are incomplete, or

(c) any other matters which he or she believes warrant further consideration,

then the Reviewer shall report his or her findings to the management of MFSLLC for further review and resolution.

     The management of MFSLLC shall then report to the Board of Managers in their Annual Code of Ethics Report (or sooner if warranted) any issues that arose under the MFSLLC Code of Ethics since the date of their last report to the Board of Managers. MFSLLC shall provide an annual certification to the Board of Trustees of the Trust that it has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.

     Recordkeeping Requirements

     Codes of Ethics. A copy of the Code of Ethics of MFSLLC that is in effect, or at any time within the past five years was in effect, will be maintained in an easily accessible place.

     Violations. A record of any violation of either the MFSLLC Code of Ethics will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violations occurs.

     Reports by Access Persons. A copy of each report made by an Access Person pursuant to the MFSLLC Code of Ethics will be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

     List of Access Persons. A record of all persons, currently or within the past five years, who are or were required to make reports under the MFSLLC Code of Ethics will be maintained in an easily accessible place.

     Reports by MFSLLC. A copy of each report made by MFSLLC to the Board of Managers and of any certification to the Board of Trustees of the Trust pursuant to the MFSLLC Code of Ethics will be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

     Approvals of Purchases of Private Placements by Investment Persons. A record will be maintained of any decision by MFSLLC to permit the purchase by an Investment Person of a private placement. The record of the decision will include the reasons supporting the decision and will be maintained for at least five years after the end of the fiscal year in which the approval is granted.

     Pre-Clearance. A record will be maintained of any request for and approval of any personal securities transaction for which pre-clearance is required under the Code of Ethics.

     Name of Most Senior Compliance Person

     The name of the most senior compliance person who shall review the reports described above is Gordon Shone.

     Defined Terms

     All terms not otherwise defined herein will have the meaning set forth in the MFSLLC Codes of Ethics.